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                     May 19, 2021

       Brian Kabot
       Chief Executive Officer
       Stable Road Acquisition Corp.
       1345 Abbot Kinney Blvd.
       Venice, CA 90291

                                                        Re: Stable Road
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            File No. 001-39128
                                                            Filed March 25,
2021

       Dear Mr. Kabot:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Bradley Reed